Exhibit 1.07

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com
CDC Software Announces the Implementation of CDC Factory at
B&G Foods, a Leading Manufacturer of Popular Grocery Brands
SHANGHAI, ATLANTA — Dec. 17, 2009 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced B&G Foods, a manufacturer and distributor of high quality, shelf-stable foods, is initially implementing CDC Factory at its plant in Hurlock, MD, as part of the food processor’s plan to streamline efficiencies, reduce costs and improve profitability.
Headquartered in Parsippany, N.J., B&G Foods operates five plants located throughout the Northeast and in Wisconsin that produce some of the most recognized grocery brands including Ortega, Cream of Wheat, Maple Grove Farms of Vermont, B&G, Polaner and Emeril’s.
The Hurlock facility is transitioning from being primarily a seasonal pickler to a full-time liquid plant that makes products like salsas, liquid smoke flavorings and other seasonings. With CDC Factory’s ability to provide real-time metrics such as overall equipment effectiveness (OEE) and cost per unit at the plant, line, and stock keeping unit (SKU) levels, B&G Floods plans to reduce its baseline costs and improve margins at its Hurlock facility. Based on a benchmark study conducted by CDC Factory consultants and B&G Foods’ project team, CDC Factory, together with the planned incorporation of new best practices, are expected to yield the company an overall efficiency improvement of more than 6 percent at the facility.
“We selected CDC Factory because we recognized that our manual, spreadsheet-based processes could no longer support our growth and drive efficiency improvements,” said Bill Herbes, senior vice president of manufacturing. “With CDC Factory and its real-time OEE plant metrics and the way it promotes strong collaboration on the plant floor, we are confident that we will realize our more than 6 percent target efficiency improvement at the Hurlock facility in a few months.”
“We are delighted that another leading multi-plant food manufacturer is scheduled to implement CDC Factory,” said Mark Sutcliffe, president of CDC Factory product line, CDC Software. “CDC Factory addresses the challenges faced by many manufacturers by helping to lower production costs, improve margins and deliver rapid performance improvements throughout a plant.”
CDC Factory manages production planning in real time and records results of all activities in terms of rate, yield, utilization and unit cost. This information, including production schedules, accurate OEE and per-unit cost data, at a SKU and production line level, is presented instantaneously in a relevant and easy to understand format for factory workers. This enables these workers to make timely adjustments and measure immediate improvements on the plant floor. This also stimulates accountability and provides production managers with detailed performance statistics and root causes of efficiencies for their end-of-shift meetings. CDC Factory also provides senior managers and executives with transparent visibility into production performance on any line throughout their operations.
About B&G Foods, Inc.
B&G Foods (NYSE: BGS) and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico. B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products. B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

About CDC Factory
CDC Factory is the one of the first software solutions to combine the power of Manufacturing Operations Management and Enterprise Manufacturing Intelligence into a packaged solution designed to cut production costs. It makes action unavoidable for a manufacturer’s plant workforce, as well as its executive management. CDC Factory combines Shop Floor Data Capture, packaged metrics like OEE, analytics and scorecards, Continuous Improvement capabilities and paperless Quality Management.
This technology is combined with a change method that focuses on developing a structure of daily performance reviews to help drive better performance in every run and every shift of every day. The process helps operators to develop their skills so they are better able to drive their own improvements. It is usually deployed in 4-6 weeks per factory, which helps ensure project momentum and rapid savings. CDC Factory is used by some of the leading global food manufacturers including TreeHouse Foods, Pinnacle Foods, H.J. Heinz Sauces, Breyers Yogurt , and U.K.-based Premier Foods. For more information, visit: www.cdcfactory.com
About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. CDC Software provides customers with maximum flexibility in their solutions through multiple deployment options which best fit their business needs. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions such as on-premise, cloud-based or hybrid (blending of the two options) deployment offerings. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Activplant (enterprise manufacturing intelligence), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management, warehouse management and order management),CDC xAlerts (real-time supply chain event management), CDC Power (discrete ERP), CDC eCommerce, CDC NFP/NGO, CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.
About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.
Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to our beliefs regarding CDC Factory’s solutions’ ability to help our customers expand business, increase capacity, reduce costs, engage workforces, increase line efficiencies, improve labor utilization, standardize metrics and data, provide real-time workforce empowerment and real-time visibility into operating metrics, our beliefs regarding the ability to realize upfront value using our products, our expectations regarding customer implementations, including the timing, expected benefit and possible gains relating thereto, our beliefs regarding customer and industry needs and preferences, our beliefs and those of our customers about improvements to efficiency, and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of CDC Factory solutions to address process manufacturer’s business requirements; demand for and market acceptance of new and existing manufacturing operations management solutions; and development of new functionalities which would allow companies to compete more effectively. Results will vary from customer to customer given their particular facts and circumstances. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.